Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

August 14, 2006

Hormel Foods Corporation

1 Hormel Place
Austin, Minnesota 55912

Re:                Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hormel Foods Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 10,200,000 shares of Common Stock, par value $.0586 per share, of the Company (“the Shares”), issuable pursuant to the Company’s 2000 Stock Incentive Plan and the Company’s Nonemployee Director Deferred Stock Plan (the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

RAR